Exhibit 99.1

PRESS RELEASE

Investor Contact:

Tina Jacobsen

NuVasive, Inc.

858-320-5215

investorrelations@nuvasive.com

Media Contact:

Nicole Collins

NuVasive, Inc.

858-909-1907

media@nuvasive.com

NuVasive® Announces Selected Preliminary Unaudited

Full Year 2013 Financial Results

SAN DIEGO, January 15, 2014—NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing minimally disruptive surgical products and procedures for the spine, announced today selected preliminary unaudited financial results for the full year ended December 31, 2013. NuVasive anticipates full year 2013 revenue to approximate $683 million. The unaudited revenue results compare to previously issued guidance of approximately $670 million in revenue for the full year 2013. The Company also anticipates that full year 2013 non-GAAP operating margin will exceed previously issued guidance of approximately 14.5%.

NuVasive expects 2014 revenue to approximate $725 million, in line with the mid-single digit revenue growth guidance that the Company communicated previously. Revenue guidance for 2014 contemplates continued market share gains within a stabilizing domestic spine market. NuVasive is also targeting full year 2014 non-GAAP operating margin expansion of approximately 100 basis points compared to full year 2013.

Alex Lukianov, Chairman and Chief Executive Officer, said, “I am exceptionally pleased to report fantastic revenue results in conjunction with strong profit translation for the full year 2013. Revenue growth was roughly ten percent, outperforming our expectations and well ahead of spine market growth overall. I commend the entire NuVasive family for crisp execution over the course of the entire year. As we embark on 2014, we remain laser focused on our company-wide mission to change spine surgery with Speed of Innovation®, Absolute Responsiveness®, and a commitment to improved spine patient outcomes.”

The Company announced anticipated full year 2013 revenue in advance of the J.P. Morgan Healthcare Conference where Mr. Lukianov is scheduled to present at 9:00 a.m. PST today, January 15, 2014. A downloadable version and a live webcast of the J.P. Morgan presentation will be available online from the investor relations page of the Company’s corporate website at www.nuvasive.com. After the live webcast, a replay of the presentation will remain available on the website for 30 days.

The Company will announce complete financial and operating results of its fourth quarter and the full year ended December 31, 2013, and will provide detailed revenue and profitability guidance for the full year 2014 after the market closes on March 3, 2014. The Company will hold a conference call that day at 5:30 p.m. ET / 2:30 p.m. PT. The dial-in numbers are 1-877-407-9039 for domestic callers and 1-201-689-8470 for international callers. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.nuvasive.com.

After the live webcast, the call will remain available on NuVasive’s website, www.nuvasive.com through April 12, 2014. In addition, a telephone replay of the call will be available until March 17, 2014. The replay dial-in numbers are 1-877-870-5176 for domestic callers and 1-858-384-5517 for international callers. Please use pin number: 13574396.

Non-GAAP Information

This press release refers to operating margin that is not calculated in accordance with GAAP. Non-GAAP operating margin excludes non-cash stock-based compensation, certain intellectual property litigation expenses, amortization of intangible assets, acquisition related items, and an out-of-period royalty expense charge. Management does not consider these costs in evaluating the continuing operations of the Company. Therefore, management calculates Non-GAAP operating margin excluding these costs and uses this Non-GAAP financial measure to enable it to analyze further, and more consistently, the period-to-period financial performance of its core business operations. Management believes that providing investors with Non-GAAP measures gives them additional important information to enable them to assess, in the same way management assesses, the Company’s current and future continuing operations. Non-GAAP operating margin is not calculated in accordance with, or an alternative for, GAAP, and may be different from Non-GAAP operating margin used by other companies. A reconciliation of GAAP operating margin and non-GAAP operating margin for the full year 2013 will be provided when our final financial results for the fourth quarter and full year ended December 31, 2013 are released on March 3, 2014.

About NuVasive

NuVasive is an innovative global medical device company that is changing spine surgery with minimally disruptive surgical products and procedurally integrated solutions for the spine. The Company is the 4th largest player in the $8.6 billion global spine market.

NuVasive offers a comprehensive spine portfolio of more than 90 unique products developed to improve spine surgery and patient outcomes. The Company’s principal procedural solution is its Maximum Access Surgery, or MAS® platform for lateral spine fusion. MAS provides safe, reproducible, and clinically proven outcomes, and is a highly differentiated solution with fully integrated neuromonitoring, customizable exposure, and a broad offering of application-specific implants and fixation devices designed to address a variety of pathologies.

Having pioneered the lateral approach to spine fusion, NuVasive continues to be at the forefront of the spine industry’s shift toward less invasive solutions. The Company’s dedication to innovation continues to spawn game changing technology such as the PCM® motion preserving disc for the cervical spine, XLIF® Corpectomy for tumor and trauma, and Armada®, which treats adult degenerative scoliosis in a less invasive fashion. The Company has also developed procedural solutions that completely redefine and improve upon traditional procedures like TLIF, PLIF, Posterior Fixation, and ALIF. NuVasive’s solutions are increasingly being adopted internationally, as the Company lays the groundwork to continue growing as a global business and to offer industry-leading, Absolutely Responsive customer service to surgeons world-wide. NuVasive is focused on becoming a $1 Billion Start-UpTM; taking market share by maintaining a commitment to Superior Clinical Outcomes, Speed of Innovation®, and Absolute Responsiveness®.

NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. In addition, this press release contains preliminary selected financial results from the fourth quarter (and full year) 2013, as well as financial projections for 2014. The quarterly and annual numbers for 2013 are prior to the completion of review and audit procedures by our external auditors and are therefore subject to adjustment. In addition, our projections for 2014 represent our initial estimates, and are subject to the risk of being inaccurate because of the preliminary nature of the forecasts, the risk of further adjustment, or unanticipated difficulty in selling products or generating expected profitability. The potential risks and uncertainties that could cause actual growth and results to differ materially also include, but are not limited to those risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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